Exhibit 99.1

NEWS RELEASE

	Contacts:	Alan Krenek, Chief Financial Officer
Basic Energy Services, Inc.
432-620-5510

FOR IMMEDIATE RELEASE
Jack Lascar/Sheila Stuewe
DRG&E / 713-529-6600
BASIC ENERGY SERVICES CLOSES SLEDGE DRILLING
HOLDING CORPORATION ACQUISITION
MIDLAND, Texas, April 4, 2007 — Basic Energy Services, Inc. (NYSE: BAS) (Basic) announced today it has completed the previously announced acquisition of all of the outstanding capital stock of Sledge Drilling Holding, Corp. (“Sledge”) for a total acquisition price, net of estimated working capital, of approximately $56 million. The total acquisition price is comprised of approximately 430,000 shares of Basic common stock, $27 million in cash to Sledge’s shareholders, and $19 million for repayment of Sledge outstanding debt.
Basic provides well site services essential to maintaining production from the oil and gas wells within its operating area. The company employs more than 4,100 employees in more than 100 service points throughout the major oil and gas producing regions in Texas, Louisiana, Oklahoma, New Mexico, Arkansas, Kansas and the Rocky Mountain States.
Additional information on Basic Energy Services is available on the Company’s website at www.basicenergyservices.com
Safe Harbor Statement:
This release includes forward-looking statements and projections, made in reliance on the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Basic has made every reasonable effort to ensure that the information and assumptions on which these statements and projections are based are current, reasonable and complete. However, a variety of factors could cause actual results to differ materially from the projections, anticipated results or other expectations expressed in this release, including (i) Basic’s ability to successfully execute, manage and integrate acquisitions, (ii) changes in demand for services and any related material impact on our pricing and utilization rates and (iii) changes in our expenses, including labor or fuel costs. While Basic makes these statements and projection in good faith, neither Basic nor its management can guarantee that the transactions will be consummated or that anticipated future results will be achieved. Basic assumes no obligation to publicly update or revise any forward-looking statements made herein or any other forward-looking statements made by Basic, whether as a result of new information, future events, or otherwise.
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